UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2007, the Board of Directors of MasterCard Incorporated (the “Company”) elected Nancy J. Karch as a Class A director. Ms. Karch is Director Emeritus of McKinsey & Company. On January 17, 2007, the Board of Directors also elected Tan Teong Hean to be the third Class M director of the Company, or one of three directors elected by financial institutions that are holders of the Company’s Class M common stock. Mr. Tan is chairman of Southern Capital Management and served as the Chief Executive Officer of Southern Bank Berhad from 1983 until 2006. Ms. Karch and Mr. Tan have not yet been appointed to any committees of the Board. Attached hereto as Exhibit 99.1 is a press release announcing these elections.

Pursuant to the terms of Section 6.1 of the Company’s 2006 Non-Employee Director Equity Compensation Plan, on January 17, 2007, Ms. Karch and Mr. Tan each received 463 MasterCard deferred stock units. These awards of deferred stock units will be settled on January 17, 2011 under the terms of the plan.

The plan provides for the annual award of deferred stock units to the non-employee directors of the Company, determined by dividing $100,000 by the average of the high and low price for the Company’s Class A common stock on the New York Stock Exchange on the grant date. Ms. Karch and Mr. Tan’s awards represent a pro-rated portion of deferred stock units awarded to non-employee directors of the Company joining the Board at a time other than an annual meeting of shareholders, determined by dividing $100,000 by $108.01, the average of the high and low price for the Company’s Class A common stock on the New York Stock Exchange on the January 17, 2007 grant date, pro-rated to correspond to the approximately 6-month portion of the period from annual meeting to annual meeting that Ms. Karch and Mr. Tan will serve as a directors.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release of MasterCard Incorporated, dated January 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: January 18, 2007	By	/S/ NOAH J. HANFT
Noah J. Hanft
General Counsel and Secretary